UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D C 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

AKAMAI TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2008

To our Stockholders:

I am pleased to invite you to attend the 2008 Annual Meeting of Stockholders of Akamai Technologies, Inc. to be held on Tuesday, May 20, 2008, at 9:00 a.m. at the San Mateo Marriott, 1770 South Amphlett Blvd., San Mateo, California, 94402.

At the Annual Meeting, we expect to consider and act upon the following matters:

(1)	To elect three members of our Board of Directors to serve as Class III directors for a term of three years;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai for the fiscal year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2008 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in Akamai.

Sincerely,

/s/ Paul Sagan
PAUL SAGAN
President and Chief Executive Officer

AKAMAI TECHNOLOGIES, INC.

8 CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2008

The 2008 Annual Meeting of Stockholders of Akamai Technologies, Inc. will be held on Tuesday, May 20, 2008, at 9:00 a.m., local time, at the San Mateo Marriott, 1770 South Amphlett Blvd., San Mateo, California, 94402, to consider and act upon the following matters:

(1)	To elect three members of our Board of Directors to serve as Class III directors for a term of three years;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai for the fiscal year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 31, 2008, are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. The stock transfer books of Akamai will remain open for the purchase and sale of Akamai’s common stock.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Melanie Haratunian
MELANIE HARATUNIAN
Senior Vice President, General Counsel and Secretary

Cambridge, Massachusetts

April 11, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

AKAMAI TECHNOLOGIES, INC.

8 CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF AKAMAI TECHNOLOGIES, INC. FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE MARRIOTT SAN MATEO, 1770 SOUTH AMPHLETT BLVD., SAN MATEO, CALIFORNIA, 94402 AT 9:00 A.M. LOCAL TIME ON MAY 20, 2008, AND AT ANY ADJOURNMENT OR ADJOURNMENTS OF THAT MEETING. You may obtain directions to the location of the 2008 Annual ,Meeting of Stockholders by contacting Investor Relations, Akamai Technologies, Inc., 8 Cambridge Center Cambridge, Massachusetts; telephone: 617-444-3000.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2007, is being mailed to our stockholders with the mailing of the Notice of 2008 Annual Meeting of Stockholders and this Proxy Statement on or about April 11, 2008.

Important Notice Regarding the Availability of Proxy Materials for the 2008 Annual

Meeting of Stockholders to be Held on May 15, 2008:

This Proxy Statement and the 2008 Annual Report to Shareholders are available for viewing, printing and downloading at www.akamai.com/proxy.

You can find our Annual Report to Stockholders for the year ended December 31, 2007, on the Internet at our website at www.akamai.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, which we sometimes refer to herein as the Commission, except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Certain documents referenced in this Proxy Statement are available on our website at www.akamai.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this Proxy Statement.

PART ONE

ATTENDANCE AND VOTING MATTERS

FREQUENTLY ASKED QUESTIONS ABOUT VOTING AND ATTENDANCE

Q:	Who can attend the annual meeting of stockholders?

A:	Each holder of record of Akamai common stock, par value $.01 per share, on March 31, 2008 is invited to attend the Annual Meeting. You may be asked to provide evidence that you are a qualifying stockholder such as a brokerage account statement or a copy of your voting instruction card. For registered stockholders, this would include a government-issued form of identification.

Q:	Can I access the Proxy Statement and Annual Report on the Internet?

A:	Yes. Our Proxy Statement and Annual Report on Form 10-K are available on our website at www.akamai.com/proxy.

Q:	In the future, can I access copies of the Proxy Statement and Annual Report on the Internet instead of receiving paper copies?

A:	Yes. A stockholder of record may sign up for this option by going to www.investorvote.com. If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy materials on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to that year’s proxy materials. Your choice will remain in effect until you advise us or your broker otherwise.

Q:	What is a stockholder of record?

A:	A stockholder of record is a stockholder whose ownership of Akamai stock is reflected directly on the books and records of our transfer agent, Computershare. If you hold stock through a bank, broker or other intermediary, you hold your shares in street name and are not a stockholder of record. Akamai only has access to ownership records of registered shares so, if you are not a registered stockholder, Akamai needs additional information to evidence your stock ownership as of the record date in order to admit you to the Annual Meeting, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card.

Q:	When is the record date and who is entitled to vote?

A:	The record date for the Annual Meeting is March 31, 2008. Holders of Akamai common stock, on that date are entitled to one vote per share. As of the record date, there were issued, outstanding and entitled to vote an aggregate of 167,144,267 shares of our common stock.

Q:	What is the quorum for the meeting?

A:	Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. If the shares you own are held in “street name,” the bank, brokerage firm or nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, brokerage firm or nominee provides you. “Broker non-votes” are shares held in “street name” through a bank, broker or nominee that indicates on its proxy that it does not have discretionary authority to vote such shares as to a particular matter.

Q:	How many votes are required for approval of different matters?

A:	In March 2008, the Board of Directors amended our By-Laws to adopt a majority vote standard in uncontested director elections. As of the date of this Proxy Statement, the 2008 election of directors to take place at the Annual Meeting is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted. All other actions to be considered at the Annual Meeting require the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the meeting. Shares that abstain from voting as to a particular matter and “broker non-votes” will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting of each matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

Q:	What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election?

A:	In connection with the amendment to our By-laws described above, we also amended our Corporate Governance Guidelines to institute a process that takes effect if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election. Upon such an occurrence, the affected director is expected, promptly following certification of the shareholder vote, to submit to the Board of Directors his or her offer to resign from the Board of Directors for consideration. The Nominating and Corporate Governance Committee of the Board of Directors shall promptly consider the resignation submitted by such incumbent director and recommend to the Board of Directors the action to be taken with respect to the offer to resign. Such action may range from accepting the resignation, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the Nominating and Corporate Governance Committee determines to be in the best interests of Akamai and our shareholders. In making its recommendation, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant. The Board of Directors shall then act on the Nominating and Corporate Governance Committee’s recommendation, considering the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board of Directors believes to be relevant. Following the Board of Directors’ determination, we shall promptly publicly disclose in a document filed or furnished with the Commission the Board of Directors’ decision regarding the action to be taken with respect to such incumbent director’s resignation. If the Board of Directors’ decision is to not accept the resignation, such disclosure shall include the reasons for not accepting the resignation. If the director’s resignation is accepted, then the Board of Directors may fill the resulting vacancy in accordance with Section 2.6 of our By-laws. Our Corporate Governance Guidelines are posted on our website at www.akamai.com.

Q:	How will my proxy be voted? Can I revoke my proxy?

A:	All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the election of Messrs. Kenny, Kight and Salerno and in favor of the ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2008, which matters are described in this Proxy Statement. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a later-dated written revocation to our Secretary or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

Q:	Who pays for the solicitation of proxies?

A:	All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, electronic mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Q:	Are there matters to be voted on at the Annual Meeting that are not included in the proxy?

A:	Our Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Q:	What is “householding”?

A:	Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number:

Akamai Technologies, Inc.

8 Cambridge Center

Cambridge, Massachusetts 02142

Attention: Investor Relations

Phone: 617-444-3000

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

PART TWO

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information as to the number of shares of our common stock beneficially owned as of February 29, 2008, by the following:

•	each stockholder known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our Named Executive Officers, who consist of (i) our chief executive officer; (ii) our principal financial officer; and (iii) our three other most highly compensated executive officers in 2007; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after February 29, 2008, through the exercise of any stock option or other equity right. We have no outstanding warrants, and, to our knowledge, none of the persons below hold any of our outstanding convertible notes. Unless otherwise indicated in the notes to the table, the address of each director, executive officer and stockholder owning more than 5% of the outstanding shares of our common stock is c/o Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142. On February 29, 2008, there were 166,951,161 shares of our common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (%)
5% Stockholders

FMR LLC (1)	24,905,532	14.9
Prudential Financial, Inc. (2)	10,650,123	6.4

Directors

George H. Conrades (3)	1,356,790	*
Martin M. Coyne II (4)	73,500	*
Ronald L. Graham (5)	83,500	*
Jill A. Greenthal	0	0
David W. Kenny	0	0
Peter J. Kight (5)	50,000	*
F. Thomson Leighton	4,126,636	2.5
Geoffrey A. Moore (5)	19,375	*
Paul Sagan (6)	1,170,146	*
Frederic V. Salerno (7)	43,293	*
Naomi O. Seligman (5)	14,875	*

Other Named Executive Officers

Melanie Haratunian (8)	128,050	*
Robert W. Hughes (9)	137,045	*
Chris Schoettle (10)	331,421	*
J. Donald Sherman (11)	91,869	*

All executive officers and directors as a group (15 persons) (12)	7,626,500	4.5

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.

(1)	The information reported is based on a Schedule 13G/A dated February 14, 2008, filed with the Commission by FMR LLC. FMR LLC reports its address as 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	The information reported is based on a Schedule 13G dated February 6, 2008, filed with the Commission by Prudential Financial, Inc. Prudential Financial, Inc. reports its address as 751 Broad Street, Newark, New Jersey 07102-3777. Jennison Associates LLC, which reports its address as 466 Lexington Avenue, New York, New York 10017, filed a Schedule 13G dated February 14, 2008 with the Commission in which it reported aggregate beneficial ownership of 10,435,908 shares of our common stock and that it is an indirect, wholly-owned subsidiary of Prudential Financial, Inc.
(3)	Includes 784,375 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after February 29, 2008.
(4)	Includes 63,500 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after February 29, 2008.
(5)	Represents shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after February 29, 2008.
(6)	Includes 857,000 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after February 29, 2008, and four shares of our common stock held by Mr. Sagan’s children.
(7)	Includes 33,500 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after February 29, 2008.
(8)	Includes 122,831 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after February 29, 2008.
(9)	Includes 128,437 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after February 29, 2008.
(10)	Includes 282,687 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after February 29, 2008.
(11)	Includes 72,625 shares of our common stock issuable upon the exercise of stock options exercisable, or restricted stock units scheduled to vest, within 60 days after February 29, 2008.
(12)	Includes 2,462,705 shares of our common stock issuable upon the vesting of restricted stock units or the exercise of stock options exercisable within 60 days after February 29, 2008.

PART THREE

CORPORATE GOVERNANCE MATTERS

Corporate Governance

We have adopted a written code of business conduct and ethics that applies to our principal executive officer, principal financial or accounting officer or person serving similar functions. The text of our code of business conduct and ethics is available on our website at www.akamai.com. We did not waive any provisions of the code of business conduct and ethics during the year ended December 31, 2007. If we amend, or grant a waiver under, our code of business conduct and ethics that applies to our principal executive officer, principal financial or accounting officer, or persons performing similar functions, we intend to post information about such amendment or waiver on our website at www.akamai.com. We have adopted Corporate Governance Guidelines, a copy of which is also available on our website at www.akamai.com.

Our Board of Directors

Our Board of Directors currently consists of 11 persons, divided into three classes, serving staggered terms of three years, as follows: four Class I directors (with terms expiring at the 2009 annual meeting of our stockholders), four Class II directors (with terms expiring at the 2010 annual meeting of our stockholders) and three Class III directors (with terms expiring at the 2008 Annual Meeting of Stockholders).

Nominees for Terms Expiring in 2011 (Class III Directors)

David W. Kenny, age 46, has served as a director of Akamai since July 2007. Mr. Kenny has served as Chief Executive Officer of Digitas, Inc., a relationship marketing services firm, since September 1997. Digitas was acquired by Publicis Groupe, an international marketing company, in January 2007. In addition to serving on the board of directors of Publicis Groupe, Mr. Kenny is a member of the board of directors of The Corporate Executive Board, which provides research and analysis focusing on corporate strategy and operations.

Peter J. Kight, age 51, has served as a director of Akamai since March 2004. From December 1981 until December 2007, Mr. Kight was Chairman of the Board of Directors and Chief Executive Officer of CheckFree Corporation, a provider of financial electronic commerce services and products. In December 2007, CheckFree Corporation was acquired by Fiserv, Inc., a provider of information management and electronic commerce solutions; since that acquisition, Mr. Kight is Vice Chairman and a member of the board of directors of Fiserv.

Frederic V. Salerno, age 64, has served as a director of Akamai since April 2002. From 1997 until his retirement in September 2002, Mr. Salerno served in a variety of senior management positions at Verizon Communications, Inc., a provider of communications services, and its predecessors. At the time of his retirement, Mr. Salerno had been serving as Vice Chairman and Chief Financial Officer. Mr. Salerno also serves on the board of directors of Bear Stearns & Co., Inc., a financial services company, CBS Broadcasting, Inc., a media company, Intercontinental Exchange, an electronic exchange for trading wholesale energy and metals commodities, National Fuel Gas Company, a diversified energy company, Popular, Inc., a financial holding company, and Viacom, Inc., a media company.

Directors Whose Terms Expire in 2009 (Class I Directors)

George H. Conrades, age 69, became our Executive Chairman in April 2005. Previously, Mr. Conrades served as our Chairman and Chief Executive Officer from April 1999 until April 2005, and he has been a director since December 1998. Mr. Conrades has also been a venture partner of Polaris Venture Partners, Inc., an early stage investment company, since August 1998. From August 1997 to July 1998, Mr. Conrades served as Executive Vice President of GTE and President of GTE Internetworking, an integrated telecommunications services firm. Mr. Conrades served as Chief Executive Officer of BBN Corporation, a national Internet services provider and Internet technology research and development company, from January 1994 until its acquisition by GTE Internetworking in July 1997. Prior to joining BBN Corporation, Mr. Conrades was a Senior Vice President at International Business Machines Corporation, or IBM, a developer of computer systems, software, storage systems and microelectronics, and a member of IBM’s Corporate Management Board. Mr. Conrades is currently a director of Cardinal Health, Inc., a provider of services supporting the healthcare industry, Harley-Davidson, Inc., a motorcycle manufacturer, and Oracle Corporation, an enterprise software company.

Martin M. Coyne II, age 59, has served as a director of Akamai since November 2001. Mr. Coyne was named our Lead Director in May 2003. Between 1995 and his retirement in July 2003, Mr. Coyne served in a variety of senior management positions at the Eastman Kodak Company, which develops, manufactures and markets imaging products and services. Mr. Coyne most recently served as Group Executive, Photography Group, and Executive Vice President of Eastman Kodak. Mr. Coyne also serves on the boards of directors of OpenPages, Inc., a privately-held provider of enterprise governance, risk and compliance management solutions, and Avecia Group Plc., a privately-held manufacturer of biologics and oligonucleotides.

Jill A. Greenthal, age 51, has served as a director of Akamai since October 2007. Ms. Greenthal has served as a Senior Advisor in the Private Equity Group of The Blackstone Group since January 2007. Prior to January 2007, Ms. Greenthal was a Senior Managing Director in The Blackstone Group’s Corporate Advisory Services Group and had served in this role since September 2003. Prior to joining Blackstone in 2003, from October 2000 to September 2003, Ms. Greenthal was Co-Head of the Global Media Investment Banking Group, a Member of the Executive Board of Investment Banking, and Co-Head of the Boston Investment Banking office of Credit Suisse First Boston. Ms. Greenthal currently serves on the board of directors of Freedom Communications, Inc., a diversified media company, Orbitz Worldwide, Inc., an online travel agency, and Universal Orlando Resort, operator of a destination resort.

Geoffrey A. Moore, age 61, has served as a director of Akamai since October 2006. Mr. Moore has been a Managing Director of TCG Advisors LLC, a management consulting firm, since May 2003. Previously, he had been a Managing Director of The Chasm Group, a technology strategy consulting firm that he founded in 1993. Mr. Moore is also a venture partner at Mohr Davidow Ventures, a venture capital firm, serving as an advisor to many of its portfolio companies.

Directors Whose Terms Expire in 2010 (Class II Directors)

Ronald L. Graham, age 72, has served as a director of Akamai since August 2001. Mr. Graham, a professor at the University of California at San Diego since January 1999, holds the Irwin and Joan Jacobs Endowed Chair of Computer and Information Science. Mr. Graham is also the Chief Scientist of the California Institute for Telecommunications and Information Technology, an institute created by the State of California to fund research related to the next generation of Internet technologies. In addition, since July 1996, Mr. Graham has served as the Treasurer of the National Academy of Sciences. From 1962 until December 1999, Mr. Graham served in a variety of positions at AT&T Corp., a global telecommunications corporation, most recently as Chief Scientist.

F. Thomson Leighton, age 51, co-founded Akamai and has served as our Chief Scientist and as a director since August 1998. Dr. Leighton has been a professor of Mathematics at the Massachusetts Institute of Technology, or MIT, since 1982 and has served as the Head of the Algorithms Group in MIT’s Laboratory for Computer Science since its inception in 1996. Dr. Leighton is a former two-term chair of the 2,000-member Association of Computing Machinery Special Interest Group on Algorithms and Complexity Theory, and a former two-term Editor-in-Chief of the Journal of the Association for Computing Machinery, one of the nation’s premier journals for computer science research.

Paul Sagan, age 49, became our Chief Executive Officer in April 2005 and has served as our President since May 1999. Mr. Sagan became a member of our Board of Directors in January 2005. Mr. Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer. From July 1997 to August 1998,

Mr. Sagan was Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at Time Warner Cable and Time Inc., affiliates of Time Warner, Inc. and at CBS, Inc., two global media and entertainment companies. Mr. Sagan also serves on the Board of Directors of EMC Corporation, a developer and provider of information infrastructure technology and solutions.

Naomi O. Seligman, age 69, has served as a director of Akamai since November 2001. Ms. Seligman has been a senior partner at Ostriker von Simson, a consulting firm focusing on information technology, since June 1999. The partners of Ostriker von Simson chair the CIO Strategy Exchange, which regularly brings together four vital quadrants of the information technology sector: invited chief information officers, or CIOs, from the largest multinational enterprises, premier venture capitalists, establishment CEOs from prominent computer companies, and entrepreneurs leading innovative emerging technology firms. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by one hundred CIOs from major corporations. Ms. Seligman also serves on the boards of directors of The Dun & Bradstreet Corporation, a provider of business information services, and Oracle Corporation, an enterprise software company.

Lead Director

Martin Coyne is the Lead Director of our Board of Directors. In this role, he presides over meetings of the independent members of our Board of Directors, leads numerous initiatives relating to corporate governance and the effectiveness of the Board of Directors and seeks to ensure cross communication among the committees of the Board of Directors. Mr. Coyne also works with the Executive Chairman and the Chief Executive Officer to prepare Board of Directors meeting agendas. Mr. Coyne leads discussions on the performance of the Chief Executive Officer and each of our other executive officers and succession planning for executive officers and other key management positions.

Executive Chairman

George Conrades is our Executive Chairman. In this role, he works with the Lead Director to prepare Board of Directors meeting agendas, chairs meetings of the Board of Directors and our annual stockholder meeting and reports on the overall progress of Akamai. Mr. Conrades also provides advice and counsel to the Chief Executive Officer and other executive officers, particularly relating to strategy, key customer accounts, market opportunities and leadership development. Mr. Conrades consults in the annual performance evaluation of the Chief Executive Officer.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board of Directors. Copies of the charters are posted in the Investors Relations section of our website at www.akamai.com. The Board of Directors has determined that all of the members of each of the three standing committees of the Board of Directors are independent as defined under The NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ Rules, including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Membership on each standing committee is reflected in the chart below.

Committee Membership

(as of March 31, 2008)

	Audit	Compensation	Nominating and Corporate Governance
George H. Conrades
Martin M. Coyne II	✓	✓	✓
Ronald L. Graham	✓		✓
Jill A. Greenthal	✓		✓
David W. Kenny	✓	✓
Peter J. Kight		✓*	✓
F. Thomson Leighton
Geoffrey A. Moore	✓		✓*
Paul Sagan
Frederic V. Salerno	✓*	✓
Naomi O. Seligman		✓	✓

*	Committee Chair

The Audit Committee assists the Board of Directors in overseeing the financial and accounting reporting processes and audits of our financial statements, which includes reviewing the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that Mr. Salerno is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K promulgated by the Commission under the Exchange Act. The Audit Committee held ten meetings in 2007.

The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers, including determining the compensation of our Chief Executive Officer and other executive officers, administering our bonus, incentive compensation and stock plans, approving stock option and restricted stock unit grants and approving the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices. The Compensation Committee held nine meetings in 2007.

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying individuals qualified to become members of our Board of Directors; recommending to the full Board of Directors the persons to be nominated for election as directors and to each of its committees; overseeing self-evaluation of the Board of Directors, including the performance of individual directors; and reviewing and making recommendations to the Board of Directors with respect to management succession planning. The Nominating and Corporate Governance Committee held seven meetings in 2007.

Meeting Attendance

The Board of Directors held 12 meetings during 2007 and took one action by unanimous written consent. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served during the fiscal year ended December 31, 2007.

All directors are expected to attend regular Board of Directors meetings, Board of Directors committee meetings and our annual meeting of stockholders. All directors attended the 2007 annual meeting of stockholders, with Mr. Kight participating telephonically.

Determination of Independence

Under the NASDAQ Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that, other than Messrs. Conrades, Leighton and Sagan, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Rules.

Our independent directors meet in executive session as part of each Board of Directors meeting and at other times as required. In these executive sessions, Mr. Coyne and the other independent directors review management performance, assess the focus and content of meetings of the Board of Directors and establish the strategic issues that the Board of Directors believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Coyne then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the Board of Directors believes management should focus.

Director Compensation

The following table sets forth compensation paid in 2007 to our directors for their service as directors, other than Mr. Sagan, whose compensation is reflected in “Executive Compensation” below:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (1) (d)	Total ($) (h)
George H. Conrades (2)	40,000	140,013	109,979	289,992
Martin M. Coyne II (3)	40,000	140,013	0	180,013
Ronald L. Graham (4)	20,000	120,005	0	140,005
Jill A. Greenthal (5)	0	0	26,865	26,865
David W. Kenny (6)	0	0	69,532	69,532
Peter J. Kight (7)	25,000	140,013	123,875	288,888
F. Thomson Leighton	20,000	0	0	20,000
Geoffrey A. Moore (8)	12,084	124,997	163,208	300,289
Frederic V. Salerno (9)	25,000	140,013	0	165,013
Naomi O. Seligman (10)	20,000	120,005	0	140,005

(1)	Amounts reflect the dollar amount recognized by us for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R (Revised 2004) “Share Based Payment,” or SFAS 123R, for all outstanding awards held by the directors during the applicable year, including awards granted in prior years. The assumptions we use in calculating these amounts are discussed in Note 16 to the Notes to our consolidated financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards. For stock awards, the amount reflects the grant date fair value of deferred stock units, or DSUs, issued to directors on May 15, 2007.
(2)	At December 31, 2007, Mr. Conrades held 4,434 unvested deferred stock units, or DSUs, and stock options to purchase 800,000 shares of our common stock.
(3)	At December 31, 2007, Mr. Coyne held 4,434 unvested DSUs and stock options to purchase 63,500 shares of our common stock.
(4)	At December 31, 2007, Mr. Graham held 3,800 unvested DSUs and stock options to purchase 83,500 shares of our common stock.

(5)	At December 31, 2007, Ms. Greenthal held stock options to purchase 25,000 shares of our common stock. The grant date fair value of the 25,000 stock options granted to Ms. Greenthal on joining our Board of Directors on October 10, 2007 was $479,638.
(6)	At December 31, 2007, Mr. Kenny held stock options to purchase 25,000 shares of our common stock. The grant date fair value of the 25,000 stock options granted to Mr. Kenny on joining our Board of Directors on July 17, 2007 was $609,550.
(7)	At December 31, 2007, Mr. Kight held 4,434 unvested DSUs and stock options to purchase 50,000 shares of our common stock.
(8)	At December 31, 2007, Mr. Moore held 2,955 unvested DSUs and stock options to purchase 35,000 shares of our common stock.
(9)	At December 31, 2007, Mr. Salerno held 4,434 unvested DSUs and stock options to purchase 33,500 shares of our common stock.
(10)	At December 31, 2007, Ms. Seligman held 3,800 unvested DSUs and stock options to purchase 14,875 shares of our common stock.

In January 2008, we adopted the following director compensation plan: the Executive Chairman of the Board of Directors and our non-employee directors are entitled to annual compensation of $250,000, of which $50,000 is paid in cash and $200,000 is paid in DSUs representing the right to acquire shares of Akamai common stock. This compensation is generally paid on the date of our annual stockholders’ meeting, and the number of DSUs issued is based on the fair market value of our common stock on that date. For so long as the person remains a director, DSUs will vest over a two-year period as follows: fifty percent on the first anniversary of the grant date with the remainder vesting in equal quarterly installments over the following twelve months. In addition, our Executive Chairman and Lead Director are entitled to $40,000 of additional annual compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are entitled to $25,000 in additional compensation, of which $5,000 in paid in cash and $20,000 is paid in DSUs. The Chair of the Nominating and Corporate Governance Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive stock options to purchase shares of common stock with a fair value of $400,000 when he or she joins the Board of Directors. Such stock options vest over a four-year period. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Nominating and Corporate Governance Committee’s Process for Reviewing and Considering Director Candidates

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and attracting individuals qualified to become members of our Board of Directors; develop and recommending to the Board of Directors a set of corporate governance principles applicable to us and oversee the self-evaluation of the Board of Directors. In executing its mission to solicit qualified candidates to become directors of Akamai, the Nominating and Corporate Governance Committee seeks to attract intelligent potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board of Directors in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board of Directors and our employees.

In assessing whether an individual has these characteristics and whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria attached to the Nominating and Corporate Governance Committee’s charter. These criteria include:

•	integrity, honesty and adherence to high ethical standards,

•	business and financial acumen,

•	knowledge of Akamai’s business and industry,

•	experience in business, government and other fields,

•	diligence,

•	avoidance of potential conflicts of interest with various constituencies of Akamai,

•	commitment to dedicate the necessary time and attention to Akamai, and

•	the ability to act in the interests of all stockholders.

The Board of Directors particularly values demonstrated leadership experience and skills and reputation for the highest standards of honesty, ethics and integrity. Akamai also recognizes the importance of having a diverse Board of Directors and actively considers candidates who can provide gender, racial, ethnic and professional diversity. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

To identify and evaluate attractive candidates, the members of the Nominating and Corporate Governance Committee actively solicit recommendations from other members of Akamai’s Board of Directors and other professional contacts. As potential candidates emerge, the Nominating and Corporate Governance Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board of Directors and Akamai’s senior management; and reviews the results of personal interviews and meetings conducted by members of the Board of Directors, senior management and our outside legal and accounting advisors. The Board of Directors encourages the participation of Akamai’s senior management in the candidate review process to provide insight, for example, on what additional perspectives and background could help the Board of Directors best provide appropriate guidance to management in dealing with the business risks and opportunities Akamai faces.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under Akamai’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors by following the procedures set forth under “Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting” below.

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Lead Director, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Director considers to be important for the Board of Directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which Akamai tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors c/o Corporate Secretary, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142.

During 2007, David W. Kenny was appointed to our Board of Directors as a new director. Mr. Kenny was originally proposed to our Nominating and Corporate Governance Committee by our Chief Executive Officer. The Board of Directors determined to include Mr. Kenny among its nominees for election at the Annual Meeting.

Compensation Committee Interlocks and Insider Participation

Messrs. Coyne and Kight and Ms. Seligman were members of the Compensation Committee throughout 2007. Mr. Salerno joined the Compensation Committee in May 2007, and Mr. Kenny joined the Compensation Committee in July 2007. No member of the Compensation Committee was at any time during 2007, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other organization, one of whose executive officers served as a director or member of the Compensation Committee at any time during 2007.

During 2007, Mr. Sagan served on the board of directors of Digitas Inc. through January 25, 2007, the effective date of his resignation from such board of directors in connection with Digitas Inc.’s acquisition by Publicis Groupe S.A. During January 2007, David W. Kenny was Chief Executive Officer of Digitas Inc. Mr. Kenny joined the Board of Directors and Compensation Committee of Akamai in July 2007.

Report of the Audit Committee

The Audit Committee of our Board of Directors has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee of Akamai’s Board of Directors is responsible for, among other things, monitoring the integrity of Akamai’s consolidated financial statements, their compliance with legal and regulatory requirements, Akamai’s system of internal controls and the qualifications, independence and performance of our internal and independent auditors. The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace Akamai’s independent auditors. We act under a written charter that was first adopted and approved by the Audit Committee and the Board of Directors in May 2000. The charter was amended and restated in March 2004 and most recently revised in 2006. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the NASDAQ Rules.

Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP, or PwC, Akamai’s independent auditors, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

We reviewed Akamai’s audited financial statements for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005 that were included in Akamai’s Annual Report on Form 10-K as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PwC. PwC has represented to the Audit Committee that, in its opinion, Akamai’s audited financial statements were prepared in accordance with accounting principles generally accepted in the United States. We discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

We also discussed with PwC its independence from Akamai and considered whether PwC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial Statements, is compatible with maintaining PwC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This Standard requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on its independence, to confirm its perceived independence and to engage in a discussion of independence.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Commission.

We have also appointed PwC to act as Akamai’s independent auditors for 2008.

Audit Committee

Frederic V. Salerno—Chair

Martin M. Coyne II
Ronald L. Graham
Jill A. Greenthal
David W. Kenny
Geoffrey A. Moore

Certain Relationships and Related Party Transactions

Except as set forth above under “Executive Compensation—Employment Agreements,” during 2007, none of Akamai, its executive officers or its directors entered into any third-party transactions of the type required to be disclosed under Item 404 of Regulation S-K.

Under our Code of Business Conduct and Ethics, our employees and members of our Board of Directors are prohibited from entering into any business, financial, or other relationship with our existing or potential customers, competitors, or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Such relationships include situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role or interest. Our executive officers and directors are obligated under the Code of Business Conduct and Ethics to disclose to any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest to our Legal Department. The Legal Department then makes a determination, with such assistance as it deems appropriate, whether the transaction or relationship is in Akamai’s best interests and, if such transaction or relationship is entered into, the conditions under which it may proceed.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2007 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting, other than the interest of nominees to be elected as Class III Directors, each of whom has an interest in his own election as a Class III director. Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

PART FOUR

EXECUTIVE COMPENSATION MATTERS

Our Named Executive Officers

In addition to Messrs. Conrades, Leighton and Sagan, each of whom serves on our Board of Directors, the following persons, to whom we may refer to collectively as our Named Executive Officers, served as Akamai executive officers in 2007:

Melanie Haratunian, age 48, joined Akamai in September 2003 as our Vice President and General Counsel. Ms. Haratunian was named a Senior Vice President in January 2008. From April 2003 until August 2003, Ms. Haratunian was Vice President and Deputy General Counsel of Allegiance Telecom Company Worldwide, the operating company of Allegiance Telecom, Inc., a competitive local, long distance and data telecommunications carrier. Allegiance Telecom, Inc. and its subsidiaries filed a voluntary petition for bankruptcy protection under Chapter 11 of the United States bankruptcy code in May 2003 and were acquired by XO Communications in June 2004. Ms. Haratunian was the General Counsel of HarvardNet, Inc., an Internet access and web-hosting company, from November 1998 until April 2001 when Allegiance Telecom Company Worldwide acquired HarvardNet, Inc.

Robert Hughes, age 40, joined Akamai in 1999 and was named Executive Vice President, Global Sales, Services and Marketing in January 2006. During the preceding five years, Mr. Hughes held the following positions at Akamai: from July 2004 through December 2005, Executive Vice President, Global Sales and Services; and from October 2001 through June 2004, Vice President Sales.

Chris Schoettle, age 44, joined Akamai in March 2001. Mr. Schoettle is currently serving as Executive Vice President, Site Acceleration. He has been an Executive Vice President of Akamai since 2001. Mr. Schoettle previously held management positions at Lucent Technologies, AT&T, Novell and Unix System Laboratories.

J. Donald Sherman, age 42, joined Akamai in November 2005 as Senior Vice President and CFO-Elect and became our Chief Financial Officer in March 2006. Prior to joining Akamai, Mr. Sherman was employed by IBM, serving from January 2005 to October 2005 as Vice President, Finance, Systems and Technology Group. Mr. Sherman also served as Vice President, Finance of IBM’s zSeries Server Division for several years prior to 2005.

Report of the Compensation Committee

The Compensation Committee of our Board of Directors has:

(1) reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management as required by Item 402(b) of Regulation S-K; and

(2) based on the review and discussion referred to in paragraph (1) above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting of Stockholders.

The Compensation Committee

Peter J. Kight—Chair

Martin M. Coyne II

David W. Kenny

Frederic V. Salerno

Naomi O. Seligman

Compensation Discussion and Analysis (CD&A)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure.

General Objectives and Policies

The objective of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our Named Executive Officers. Our strategy is reflected in three key types of compensation: base salary, cash incentive bonuses and long-term equity-based incentives. Executive compensation is considered and set by the Compensation Committee.

We base our executive compensation decisions on a detailed review of many factors including:

•	external competitive data

•	Akamai’s achievements over the past year

•	the individual’s past, present and expected contributions to Akamai’s success

•	any significant changes in the individual’s role or responsibilities

•	the relative compensation of different executives

•	the long-term value of the executive

In sum, we believe that it is important to reward excellence, leadership and outstanding long-term company performance through compensation arrangements designed to retain and motivate executives while aligning their incentives with continued high levels of performance.

The Process and Key Factors Used in Determining Executive Compensation

The process used by the Compensation Committee and our Chief Executive Officer to establish executive compensation is designed to ensure that the general objectives and policies articulated above are reflected in compensation elements and amounts. The Compensation Committee has not adopted different compensation policies for different individual officers.

We establish the annual compensation packages for our executive officers at the beginning of each year. In the fourth quarter of each year, we conduct an analysis of competitive trends and consult with, and receive input from, the Compensation Committee, our Chief Executive Officer and Watson Wyatt Worldwide, our external compensation advisor, which we refer to as Watson Wyatt. To set 2007 compensation, the Compensation Committee first reviewed 2006 data on total direct compensation to establish a baseline for the coming year and discussed with Watson Wyatt and management compensation trends across both Akamai’s peer group identified below and technology companies generally. In considering the equity-based compensation component of total compensation, the Compensation Committee also reviewed our prior-year equity grants to Named Executive Officers as compared to grants made to executives by peer group companies in 2006 in terms of dilution and compensation expense in order to estimate the relative impact of proposed equity incentive award grants. Based on the results of this analysis, we then compiled the information to establish annual base compensation and performance-related incentives and make adjustments to long-range compensation incentives as appropriate to reflect achievement against prior awards and the then-current value of our common stock. We may conduct additional analyses of compensation trends and assessments of our competitive position at other times during the year to address changes in the market for executive services or special circumstances affecting Akamai.

An important factor in how and why we pay our executives the way we do is our goal of maintaining compensation that is competitive with similar companies in relevant markets. We believe this is a key factor for both retention of key executives and attracting high-quality candidates for future openings. Having a high-quality executive management team is key to the success of Akamai. In 2007, we reviewed available information for a peer group consisting of the following companies: Adobe Systems, Autodesk, BEA Systems, BMC Software, Citrix Systems, Digital River, F5 Networks, FactSet Research Systems, Juniper Networks, Parametric Technology, RealNetworks, Red Hat, Salesforce.com, ValueClick and VeriSign. In doing our assessment, we focused on base salary, target bonus cash compensation, equity compensation and corporate performance-based compensation. The same peer group was used for all elements of compensation. Following a comparison of prior year compensation against data collected for the peer group, we sought to establish aggregate 2007 compensation for our executive officers at the median level for the peer group. While we do not benchmark individual elements of compensation, we do take into account all compensation-related information we obtain about companies in our peer group in establishing base salaries and other elements of compensation for our Named Executive Officers.

We consider total direct compensation to consist of base salary, target cash bonus for individual performance and the present value of long-term incentives. The table below reflects the relative competitive placement against our peer group identified above for total direct compensation paid to Named Executive Officers in 2007 as calculated and reported to us by Watson Wyatt.

Named Executive Officer	Competitive Placement of Total Executive Compensation on a Percentage Quartile Basis (median is 50)
Mr. Sagan	25th to 50th
Ms. Haratunian	25th to 50th
Mr. Hughes	50th
Mr. Schoettle	50th
Mr. Sherman	50th

We believe that 2007 total direct compensation for all Named Executive Officers was, in general, slightly below the targeted range for such individuals, primarily because their base salaries in 2007 were below the median for companies in our peer group. We expect to address this shortfall in 2008 by increasing compensation paid to our Named Executives Officers.

A second significant factor in how and why we pay our executives the way we do is our goal of aligning our strategic corporate interests directly with our executives’ compensation incentives. We believe that this linkage is important for the success of the company and benefits our stockholders. Prior to each fiscal year, our executive management team establishes financial and strategic goals for the company. These goals are then reflected in our executives’ compensation arrangements. There are two types of goals: corporate performance goals, which are tied to defined revenue and earnings per share metrics at the corporate level, and personal or departmental performance goals. With respect to the latter, the following is an overview of the types of personal or departmental goals applicable to our individual Named Executive Officers:

•	Mr. Sagan’s goals included those relating to our organizational structure and succession planning and professional development for senior Akamai personnel.

•	Ms. Haratunian’s goals included those relating to patent filings, litigation matters, ethics training and providing support in connection with strategic projects.

•	Mr. Hughes’s goals included those relating to business profitability initiatives, increasing sales of certain services and improving facets of our customer support operations.

•	Mr. Schoettle’s goals included those relating to integrating acquired companies and controlling network-related costs.

•

Mr. Sherman’s goals included those relating to financial controls and procedures, integration of acquired companies, improving certain financial processes and addressing a variety of profitability initiatives.

We believe that these individual objectives represented challenging but realistically achievable goals designed to advance Akamai’s strategic interests. Our Named Executive Officers achieved, in all material respects, the personal and departmental performance goals established for them in both 2006 and 2007. As discussed in “Elements of Compensation” below, personal and departmental goals are primarily incorporated into our executives cash bonus compensation plan. Corporate-level financial metric goals are reflected in both cash bonus compensation and equity incentive compensation awards.

A third significant factor in how and why we pay our executives the way we do is our goal of using compensation to recognize past performance and set expectations about future contributions. In other words, we make a judgment about how valuable an executive is considered to be to our corporate success and seek to reflect that judgment in the level of compensation paid to that person. Typically, these judgments involve qualitative, rather than quantitative evaluations. In considering qualitative factors, the Compensation Committee engages in a review and analysis of each Named Executive Officer’s past performance and expectations about future performance. This analysis includes discussion with Mr. Sagan of performance reviews, self-assessments and contact with the Named Executive Officers throughout the year. We primarily reflect the results of these evaluations in base salary.

The Role of the Compensation Committee, our Chief Executive Officer and Consultants

The Compensation Committee sets the compensation for each of our Named Executive Officers at the beginning of each fiscal year. The Compensation Committee also plays a role in assessing performance against prior-year performance targets. For compensation plans or arrangements that are linked to corporate performance metrics, the Compensation Committee reviews Akamai’s financial performance to determine whether the applicable corporate performance goals have been met. The Compensation Committee has not exercised, and we do not expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of cash incentive bonuses. For assessments of performance against individual targets, the Committee works with the full Board of Directors and Mr. Sagan, our chief executive officer, as described below.

Mr. Sagan meets with each Named Executive Officer who reports to him to review prior year performance and to establish written individual performance goals for the coming year. Mr. Sagan then makes a recommendation to the Compensation Committee as to proposed salary, bonus and equity incentive compensation for the coming year for these Named Executive Officers, including personal and departmental goals for the coming year. With respect to an assessment of achievement of personal or departmental objectives for Named Executive Officers during the prior year, Mr. Sagan makes such determination and may exercise discretion in the course of doing so. Mr. Sagan then communicates the individual performance determination to the Compensation Committee.

The Compensation Committee works with Mr. Sagan, as well as the Lead Director and the Executive Chairman, to establish the components of the chief executive officer’s compensation, including specific individual goals. The Board of Directors (with Mr. Sagan not participating), in consultation with our Executive Chairman, Lead Director and the Compensation Committee, makes the determination of whether and to what extent Mr. Sagan has achieved his individual performance goals. Such assessment may involve the exercise of judgment or discretion by the Board of Directors.

All equity incentive awards to our Named Executive Officers are granted by the Compensation Committee. In general, annual executive compensation determinations are made at the scheduled committee meeting in January or February of each year. Equity incentive awards to newly-hired executive officers are generally granted at the first regularly-scheduled Compensation Committee meeting following the individual’s date of hire. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the Compensation Committee may grant equity awards to our executive officers at other times during the year, and any such grants are reflected in the “Grants of Plan-Based Awards” table below. The exercise price for all stock option grants is set at a price equal to the closing price per share of our common stock as reported by NASDAQ on the date of grant, except that stock option awards issued as part of establishing annual compensation in January or February are deemed effective as of the second business day following the public announcement of our prior fiscal year earnings results and are priced on that date. We do not grant options at prices below the fair market value of our common stock on the date of grant.

Akamai has retained Watson Wyatt as an independent consultant to help management design the appropriate mix of compensation and to help the Compensation Committee evaluate proposed compensation. Watson Wyatt has served as a consultant to us in the area of executive compensation for a number of years but does not otherwise conduct any business with Akamai. Watson Wyatt assists us in surveying the practices of peer companies in the United States, as well as other companies with which we compete to attract and retain executive talent. Watson Wyatt determined that our 2007 overall direct compensation program for executives, as structured, was at, or slightly below, market median relative to our peer group identified above.

Elements of Compensation

The compensation of our executive officers consists of three principal components: base salary, cash incentive bonuses and long-term equity-related incentives. We believe that the combination of these elements is essential to attracting and retaining talented and hard-working individuals and aligning their incentives with the interests of our stockholders. We do not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation but strive to develop comprehensive packages that are competitive with those offered by other companies with which we compete to attract and retain talented executives and that are designed to enable us to achieve the variety of policies embodied in our approach to paying our executives. In describing each element of compensation below, we include an analysis and discussion of why we view that element as important and consistent with our compensation objectives.

Base Salary. We view base salary as the primary element of compensation used to reflect the overall contribution of that executive to our company. We determine base salaries for our executives annually based on the scope of their responsibilities, taking into account the practices of companies in our peer group as well as other technology companies, the executives’ prior background, training and experience, the ability to replace the individual and, in certain instances, the base salary of the individual at his or her prior employment. We also review the skills and performance level of the individual executive relative to targeted performance criteria for the prior year and actual corporate performance in prior periods. The base salary of an executive officer is also evaluated together with the other components of his or her compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Our goal is to pay a base salary to our executive officers that is competitive with the base salaries of companies in our peer group or competitive with other companies with which we compete to attract and retain executives. Base salaries are reviewed at least annually by the Compensation Committee and are adjusted from time to time after taking into consideration individual responsibilities, performance and experience. In 2007, salaries for our executive officers were unchanged from those paid to them in 2006, except that Ms. Haratunian’s salary increased from $210,000 to $240,000.

Cash Incentive Bonuses. Akamai’s executives are eligible to receive cash incentive bonuses. Cash incentive bonuses are designed to attract, retain and motivate executives with rewards that are based on the achievement of company-specific performance measures and objectives that are based on personal or departmental metrics as well as the contribution of the executive to the overall success and achievements of Akamai and its management team.

As discussed below, corporate financial performance is the primary determinant of the amount of these cash incentive bonuses. Accordingly, the percentage bonus for which an executive is eligible is tied to the Compensation Committee’s assessment of the Named Executive Officer’s role in our achievement of those objectives. For example, Mr. Sagan, as our chief executive officer, and Mr. Hughes, who leads our sales and marketing organizations, are eligible for the largest bonuses, as a percentage of their base salaries, because their roles are most integral to whether we meet our annual financial goals. Each executive’s bonus eligibility is also reflective of how companies in our peer group structure their compensation arrangements for different executive officers.

In 2007, each of Akamai’s Named Executive Officers participated in a cash incentive bonus program. Each Named Executive Officer’s bonus was weighted as follows: 80% based on Akamai’s achievement of revenue and normalized earnings per share targets for fiscal year 2007 and 20% based on achievement of individual or departmental performance goals during such year. Under the program, Akamai’s target revenue for 2007 was $637 million, and our target normalized earnings per share for 2007 was $1.31. In determining normalized earnings per share, we calculate normalized net income as net income calculated in accordance with accounting principles generally accepted in the United States, excluding items related to: amortization of intangible assets; equity-related compensation; depreciation of capitalized equity-related compensation; loss on early extinguishment of debt; changes in the value of equity investments; utilization of tax net operating losses and credits; the release of our deferred tax asset valuation allowance; and similar non-cash items. Normalized net income is then divided by the number of shares of common stock, determined on a diluted basis, for the applicable annual period to calculate normalized earnings per share. We consider normalized earnings per share to be an important indicator of our overall performance because it eliminates the effects of events that are either not part of our core operations or are non-cash.

Target metrics are subject to adjustment to reflect acquisitions and similar events. Each metric was weighted equally to establish an aggregate corporate performance target. A minimum cash incentive bonus was payable if we achieved 96% of the target; a target cash incentive bonus was payable if we achieved 100% of the target; and a maximum cash incentive bonus was payable if we achieved 106% or more of the target. As indicated above in “The Process and Key Factors Used in Determining Executive Compensation,” the nature of individual performance goals varies based on the position held by the Named Executive Officer and includes items such as controlling network expenses, improving the performance our customer support operations, achieving progress on different profitability initiatives and enhancing the company’s patent portfolio. See “The Process and Key Factors Used in Determining Executive Compensation” above for more description of individuals’ performance goals for our Named Executive Officers.

The 2007 cash incentive bonuses were structured as follows:

Name	2007 Base Salary	Target Cash Bonus (as a percentage of Base Salary)	Maximum Cash Bonus (as a percentage of Base Salary)
Mr. Sagan	$400,000	100%	200%
Ms. Haratunian	$240,000	40%	80%
Mr. Hughes	$350,000	100%	200%
Mr. Schoettle	$300,000	67%	133%
Mr. Sherman	$300,000	67%	133%

Akamai’s revenue for 2007 was $636.4 million and our normalized earnings per share, calculated in accordance with the provisions of the cash incentive bonus plan, was $1.32. As a result, all of our Named Executive Officers received approximately 112% of the target cash bonus payable in respect of our corporate performance targets. The Compensation Committee determined that Mr. Sagan achieved his individual performance goals. In addition, our Chief Executive Officer determined that all of our Named Executive Officers who report to him met or exceeded their individual performance goals, and the Compensation Committee reviewed and affirmed such determination. See “Summary Compensation Table” below for actual amounts paid for cash bonuses.

In January 2008, the Compensation Committee approved special cash bonuses of $50,000 and $20,000 to Ms. Haratunian and Mr. Schoettle, respectively, in recognition of their assumption of supplemental responsibilities outside of their respective departments during 2007. Such bonuses were paid in February 2008.

Long-Term Incentives. We believe that stock options and restricted stock units are excellent long-term incentives for executives that align executive and stockholder interests and assist in retention of those employees. We typically make an initial equity award of stock options to new executives and annual grants as part of our overall compensation program; the number of stock options granted to such executives is based on, among other factors, an assessment of the cost to us of the proposed grant, the executive’s current contributions to Akamai’s performance, the anticipated contribution to meeting Akamai’s long-term strategic performance goals, his or her position with Akamai and industry practice.

In January 2007, our Named Executive Officers were granted three types of equity-based long-term incentive awards: (i) restricted stock units, or RSUs, that vest only to the extent we meet specified annual corporate-performance targets, which we refer to herein as Base RSUs; (ii) RSUs that vest only to the extent we achieve certain three-year cumulative corporate performance goals, which we refer to herein as Performance-Based RSUs; and (iii) options to purchase shares of our common stock.

The determination to issue both stock options and RSUs reflects our belief that the two types of equity awards, while both linking executive compensation to corporate performance, address different compensation goals. Like many technology companies, our common stock price is highly volatile, which creates uncertainty about the value of certain equity awards. RSUs represent a means of providing equity-related value even if the stock price fluctuates. A stock option, however, is an instrument more directly tied to stock market risk. Accordingly, the stock options we issue are more closely aligned with stock appreciation and have no value if the market price of our common stock at the time of exercise is lower than the market price of our common stock on the date of grant.

The stock options granted to Named Executive Officers in 2007 have an exercise price of $56.16 per share. The stock options vest in accordance with the following schedule: 25% vest on the first anniversary of the date of grant and the remaining 75% vest in equal quarterly installments of 6.25% thereafter. The vesting of stock options over time encourages executive retention.

Each Akamai RSU represents the right to receive one share of Akamai common stock upon vesting. Base RSUs granted in 2007 vest in three equal annual installments in 2008, 2009 and 2010 in the event that the company achieved certain revenue and normalized earnings per share targets during the prior year and based on continued employment at the time of vesting. See “Cash Incentive Bonuses” above for a description of our calculation of normalized earnings per share. One-third of the Base RSUs granted in 2007 vested in February 2008 because we met the 2007 revenue target of $600 million and normalized earnings per share of $1.24. Performance-Based RSUs granted in 2007 will only vest to the extent that Akamai meets or exceeds specified cumulative revenue and earnings per share targets for fiscal years 2007, 2008 and 2009. The maximum number of Performance-Based RSUs granted in 2007 that may vest is equal to 300% of the number of Base RSUs granted on the same date; such maximum vesting would only occur if we meet or exceed 110% of both our cumulative revenue and earnings per share targets for fiscal years 2007, 2008 and 2009. No Performance-Based RSUs will vest if we fail to exceed the applicable targets. If our cumulative revenue and/or earnings per share results for the applicable years is between 100% and 110% of the targets, the holder would receive between zero RSUs and the maximum deliverable amount set forth above. Management believes that, because the value to executives from Performance-Based RSUs is directly linked to Akamai’s financial performance, our stockholders will also have significantly benefited from such financial performance, representing a further alignment in the interests of executives and stockholders.

The financial targets were set by the Compensation Committee as a result of discussions with management about Akamai’s projected financial performance in future years in light of market factors known to them at the time of setting such goals. Based on our financial performance through December 31, 2007 and our projections with respect to our financial performance for 2008 and 2009, we currently believe that vesting of a number of Performance-Based RSUs equaling 50% of the Base Awards issued to our Named Executive Officers in 2007 is reasonably attainable. Based on our financial performance through December 31, 2007 and our projections with respect to our financial performance for 2008 and 2009, we currently believe that the Base RSUs will vest in full on the scheduled vesting dates in 2009 and 2010. For a discussion of factors that may affect our ability to meet these goals, see “Risk Factors” set forth in Item 1A of our annual report of Form 10-K for the year ended December 31, 2007, which is being mailed to you with this Proxy Statement.

Severance Plan

We believe that having in place reasonable and competitive employee severance plans is essential to attracting and retaining highly-qualified executives. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate an executive’s transition to new employment. Akamai seeks to mitigate any potential employer liability by requiring the executive to sign a separation and release agreement acceptable to the company as a condition to receiving severance benefits. While we do not believe that the provisions of a severance plan would be a determinative factor in an executive’s decision to join, or remain with, Akamai, the absence of such a plan would present a distinct competitive disadvantage in the market for talented executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance to avoid future disputes or litigation.

Each of our Named Executive Officers, other than Mr. Sagan, is a participant in the Executive Severance Pay Plan, which we refer to herein as the Severance Plan. Under the Severance Plan, participants who are terminated for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to the company are entitled to:

•	a lump sum payment equal to one year of the participant’s then-current base salary;

•

a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under Akamai’s then-current cash incentive plan, if any, in the year of the executive’s termination had both Akamai and the executive achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

•	reimbursement of up to 12 times the monthly premium for continued health and dental insurance coverage.

If an executive is terminated without cause or resigns for “good reason” (as defined in the Severance Plan) within 12 months following a change in control of Akamai, the participant shall also be entitled to accelerated vesting of all outstanding stock options held by the participant as of the date his or her employment terminates. The Severance Plan supersedes the provisions of any other agreement an executive may have regarding payments to be made upon termination of employment, including but not limited to, the acceleration of stock options and/or any lump sum payment an executive may receive in the event of termination following a change of control of Akamai except that the terms of the Severance Plan are supplemental to, and not in replacement of, the change in control provisions reflected in RSU agreements to which the executives are parties. Under the terms of the Base RSUs, upon the occurrence of a change in control, Base RSUs shall become vested as to the number of Base RSUs as would be vested as though the grant date of such RSUs were the date that is one year prior to the actual grant date. Under the terms of the Performance-Based RSUs, upon the occurrence of a change in control, vesting shall accelerate for a number of Performance-Based RSUs depending on the date on which the change in control occurs and Akamai’s performance against relevant performance metrics as of such date.

Mr. Sagan does not participate in the Severance Plan. Under the terms of his employment agreement, if Mr. Sagan terminates his employment for “good reason” (as defined in the agreement) following a change in control of Akamai, he shall be entitled to a lump sum cash payment equal to two years of his then-current base salary and an award equal to two times his then-applicable annual incentive bonus at target. If Mr. Sagan terminates his employment for good reason following a change in control of Akamai, vesting of all outstanding unvested options held by him as of the termination date shall accelerate. If Mr. Sagan’s employment is involuntarily terminated for any reason other than cause, he shall be entitled to a cash payment equal to the sum of:

•	one year of his then-current base salary;

•	an award of his then-applicable annual incentive bonus at target;

•	an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment; and

•	under certain circumstances, a matching contribution to his 401(k) account.

If Mr. Sagan dies or becomes disabled, he will receive full vesting of all of his then-outstanding RSUs and stock options as well as a lump sum cash payment equal to: (i) one year of his then-current base salary; (ii) an award equal to his then-applicable annual incentive bonus at target; and (iii) an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding death or disability.

We do not consider specific amounts payable under the severance arrangements described above when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment and severance agreements, the Compensation Committee has drawn a distinction between, on the one hand, voluntary terminations and terminations for cause and, on the other, terminations without cause or as a result of a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above as well as the likelihood that the executive’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with Akamai.

See “Potential Payments Upon Termination or Change in Control” below for a detailed description of amounts payable in the event of a termination following a hypothetical change in control of Akamai on December 31, 2007.

Other Benefits

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Participants in the 401(k) plan are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Investment options do not include our common stock. In 2007, we provided matching contributions of up to $1,000 per employee per year.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and the four other officers whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being amount our four most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Akamai and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Summary Compensation Table

The following table sets forth information with respect to compensation paid to our Named Executive Officers during the years ended December 31, 2007 and 2006:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Additional Compensation ($)		Total ($) (5)
(a)	(b)	(c)	(e)	(f)	(g)		(i)		(j)
Paul Sagan	2007	403,651	1,501,055	1,921,701	497,362	(4)	—		4,325,236
President and CEO	2006	402,854	1,164,567	1,662,489	800,000	(3)	—		4,031,360

J. Donald Sherman	2007	302,621	813,636	504,138	258,861	(4)	—		1,880,602
Chief Financial Officer	2006	304,010	612,604	387,589	400,000	(3)	—		1,705,515

Robert W. Hughes Executive Vice President, Global Sales, Service and Marketing	2007	355,124	597,850	845,975	452,692	(4)	—		2,253,010
	2006	351,954	428,093	781,563	731,686	(3)	—		2,294,607

Chris Schoettle Executive Vice President, Technology and Networks	2007	302,155	587,938	508,457	238,681	(4)	20,000	(6)	1,658,577
	2006	300,990	428,093	439,430	400,000	(3)	—		1,569,894

Melanie Haratunian	2007	241,947	364,598	430,503	114,567	(4)	50,000	(6)	1,203,082
Vice President and General Counsel	2006	210,770	256,897	381,472	168,000	(3)	—		1,018,693

(1)	Amounts reflect the dollar amount recognized by us for financial statement reporting purposes in accordance with SFAS 123R for all outstanding awards held by the Named Executive Officer during the applicable year, including awards granted in prior years. The assumptions we use in calculating these amounts are discussed in Note 16 of the Notes to our consolidated financial statements for the year ended December 31, 2007, which accompany this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.
(2)	Includes both Base RSUs and Performance-Based RSUs.
(3)	Represents amounts earned in 2006 under our cash incentive bonus program for executives but paid in 2007.
(4)	Represents amounts earned in 2007 under our cash incentive bonus program for executives but paid in 2008.
(5)	Amounts include perquisites with a value of less than $10,000.
(6)	Represents a special bonus awarded by the Compensation Committee in recognition of such Named Executive Officer’s assumption of supplemental responsibilities outside of his or her department during a portion of 2007. Such amounts were paid in 2008.

Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2007:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Options Awards (5) (l)
Name/Award (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Paul Sagan
Performance-Based RSUs (1)	1/16/07	—	—	—	0	12,600	37,800	—	—	2,085,048
Base RSUs (2)	1/16/07	—	—	—	—	12,600	—	—	—	695,016
Stock options (3)	2/09/07	—	—	—	—	—	—	28,000	56.16	774,200
Cash Incentive Plan (4)	1/16/07	0	400,000	800,000	—	—	—	—	—	—
J. Donald Sherman
Performance-Based RSUs (1)	1/16/07	—	—	—	0	6,000	18,000	—	—	992,880
Base RSUs (2)	1/16/07	—	—	—	—	6,000	—	—	—	330,960
Stock options (3)	2/09/07	—	—	—	—	—	—	13,500	56.16	373,275
Cash Incentive Plan (4)	1/16/07	0	200,000	400,000	—	—	—	—	—	—
Robert W. Hughes
Performance-Based RSUs (1)	1/16/07	—	—	—	0	6,000	18,000	—	—	992,880
Base RSUs (2)	1/16/07	—	—	—	—	6,000	—	—	—	330,960
Stock options (3)	2/09/07	—	—	—	—	—	—	13,500	56.16	373,275
Cash Incentive Plan (4)	1/16/07	0	350,000	700,000	—	—	—	—	—	—
Chris Schoettle
Performance-Based RSUs (1)	1/16/07	—	—	—	0	6,000	18,000	—	—	992,880
Base RSUs (2)	1/16/07	—	—	—	—	6,000	—	—	—	330,960
Stock options (3)	2/09/07	—	—	—	—	—	—	9,500	56.16	262,675
Cash Incentive Plan (4)	1/16/07	0	200,000	400,000	—	—	—	—	—	—
Melanie Haratunian
Performance-Based RSUs (1)	1/16/07	—	—	—	0	4,050	12,150	—	—	670,194
Base RSUs (2)	1/16/07	—	—	—	—	4,050	—	—	—	223,398
Stock options (3)	2/09/07	—	—	—	—	—	—	9,000	56.16	248,850
Cash Incentive Plan (4)	1/16/07	0	96,000	192,000	—	—	—	—	—	—

(1)	Consists of Performance-Based RSUs eligible for vesting in 2010.
(2)	Consists of Base RSUs eligible for vesting in each of 2008, 2009 and 2010.
(3)	Consists of stock options that vest over a four-year period based on continued employment.
(4)	Consists of performance-based cash incentive plan bonus awards. Actual amounts awarded are set forth in the Summary Compensation table above.
(5)	Amounts were calculated in accordance with SFAS 123R. The assumptions we use in calculating these amounts are discussed in Note 16 of the Notes to our consolidated financial statements for the year ended December 31, 2007, which accompany this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

Outstanding Equity Awards at December 31, 2007

The following table sets forth information with respect to outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2007:

	Options				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (1) (e)	Option Expiration Date (1) (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (2) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (j)
Paul Sagan
Stock options	375,000	0	0.90	9/18/2012	—	—	—	—
Stock options	171,875	78,125	12.20	1/3/2015	—	—	—	—
Stock options (6)	140,625	109,375	14.46	7/21/2015	—	—	—	—
Stock options	87,500	112,500	25.77	2/15/2016	—	—	—	—
Stock options	0	28,000	56.16	2/9/2014	—	—	—	—
2006 Base RSUs (3)	—	—	—	—	22,667	784,278	—	—
2006 Performance-Based RSUs	—	—	—	—	—	—	102,000	3,529,200
2007 Base RSUs (4)	—	—	—	—	12,600	435,960	—	—
2007 Performance-Based RSUs	—	—	—	—	—	—	37,800	1,307,880
J. Donald Sherman
Stock options	37,500	37,500	19.21	11/22/2015	—	—	—	—
Stock options	21,875	28,125	25.77	2/15/2016	—	—	—	—
Stock Options	0	13,500	56.16	2/9/2014	—	—	—	—
Time-vesting RSUs (5)	—	—	—	—	10,313	356,830	—	—
2006 Base RSUs (3)	—	—	—	—	8,334	288,356	—	—
2006 Performance-Based RSUs	—	—	—	—	—	—	37,500	1,297,500
2007 Base RSUs (4)	—	—	—	—	6,000	207,600	—	—
2007 Performance-Based RSUs	—	—	—	—	—	—	18,000	622,800
Robert W. Hughes
Stock options	8,500	0	4.92	7/20/2013	—	—	—	—
Stock options	16,250	0	11.20	12/18/2013	—	—	—	—
Stock options	19,062	23,438	12.26	1/24/2015	—	—	—	—
Stock options (6)	15,625	21,875	14.46	7/21/2015	—	—	—	—
Stock options	43,750	56,250	25.77	2/15/2016	—	—	—	—
Stock options	0	13,500	56.16	2/9/2014	—	—	—	—
2006 Base RSUs (3)	—	—	—	—	8,334	288,356	—	—
2006 Performance-Based RSUs	—	—	—	—	—	—	37,500	1,297,500
2007 Base RSUs (4)	—	—	—	—	6,000	207,600	—	—
2007 Performance-Based RSUs	—	—	—	—	—	—	18,000	622,800
Chris Schoettle
Stock options	202,000	0	3.71	5/14/2013	—	—	—	—
Stock options	51,562	23,438	12.26	1/24/2015	—	—	—	—
Stock options (6)	28,125	21,875	14.46	7/21/2015	—	—	—	—
Stock options	21,875	28,125	25.77	2/15/2016	—	—	—	—
Stock options	0	9,500	56.16	2/9/2014	—	—	—	—
2006 Base RSUs (3)	—	—	—	—	8,334	288,356	—	—
2006 Performance-Based RSUs	—	—	—	—	—	—	37,500	1,297,500
2007 Base RSUs (4)	—	—	—	—	6,000	207,600	—	—
2007 Performance-Based RSUs	—	—	—	—	—	—	18,000	622,800
Melanie Haratunian
Stock options	57,248	0	5.12	9/21/2013	—	—	—	—
Stock options	34,375	15,625	12.26	1/24/2015	—	—	—	—
Stock options (6)	14,062	10,938	14.46	7/21/2015	—	—	—	—
Stock options	15,312	19,688	25.77	2/15/2016	—	—	—	—
Stock options	0	9,000	56.16	2/9/2014	—	—	—	—
2006 Base RSUs (3)	—	—	—	—	5,000	173,000	—	—
2006 Performance-Based RSUs	—	—	—	—	—	—	22,500	778,500
2007 Base RSUs (4)	—	—	—	—	4,050	140,130	—	—
2007 Performance-Based RSUs	—	—	—	—	—	—	12,150	420,390

(1)	Consists of stock options that vest over four years with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25% thereafter. All stock options were granted ten years prior to the expiration date reflected in column (f) except that the stock options having an exercise price of $56.16 were granted on February 9, 2007.
(2)	Consists of Performance-Based RSUs and reflects maximum number of shares issuable in respect thereof. Performance-Based RSUs granted in 2006 are eligible for vesting in 2009 following determination of our financial results from fiscal years 2006, 2007 and 2008. Performance-Based RSUs granted in 2007 are eligible for vesting in 2010 following determination of our financial results from fiscal years 2007, 2008 and 2009.

(3)	Consists of Base RSUs that vest in three equal annual installments commencing in January 2007.
(4)	Consists of Base RSUs that vest in three equal annual installments subject to achievement of annual financial targets commencing in 2008.
(5)	Consists of RSUs that vest 34% on March 3, 2007 and quarterly thereafter over a period of two years.
(6)	Vesting of these stock options accelerated in accordance with the terms thereof on March 15, 2008 because, during the fiscal year ended December 31, 2007, we earned both annual earnings per diluted share calculated in accordance with generally accepted accounting principles in the United States of America but excluding non-cash charges (e.g., income taxes, equity compensation expense and amortization of acquired intangible assets) of more than $0.75 per share and revenue of more than $445 million:

Name	Number of Securities Underlying Unexercised Options (#) for Which Vesting Accelerated as of March 15, 2008	Option Exercise Price ($)	Option Expiration Date
Paul Sagan	109,375	14.46	7/21/2015
Melanie Haratunian	10,938	14.46	7/21/2015
Robert W. Hughes	21,875	14.46	7/21/2015
Chris Schoettle	21,875	14.46	7/21/2015

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of stock options by our Named Executive Officers in 2007 and the value realized upon exercise.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Net Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (2) (#) (d)	Net Value Realized on Vesting ($) (e)
Paul Sagan	—	—	11,333	602,009
J. Donald Sherman	—	—	18,853	862,903
Robert W. Hughes	54,000	1,924,647	4,166	221,298
Chris Schoettle	100,000	4,157,965	4,166	221,298
Melanie Haratunian	—	—	2,500	132,800

(1)	Represents the net amount realized from all option exercises during 2007. In cases involving an exercise and immediate sale, the value was calculated on the basis of the actual sale price. In cases involving an exercise without immediate sale, the value was calculated on the basis of our closing sale price on the date of exercise.
(2)	Consists of RSUs vesting during 2007.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2007, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3) (c)
Equity Compensation Plans Approved by Security Holders (1)(2)	12,106,325	15.38	7,603,787
Equity Compensation Plans not Approved by Security Holders (4)	826,059	3.83	458,269
Total	12,932,384	14.64	8,062,056

(1)	Consists of stock options and other equity rights, such as DSUs and RSUs, issuable under the Akamai Technologies, Inc. Second Amended and Restated 1998 Stock Incentive Plan, the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended, which we refer to herein as the 1999 Employee Stock Purchase Plan, and the Akamai Technologies, Inc. 2006 Stock Incentive Plan.
(2)	Excludes stock options to purchase up to 377,240 shares of our common stock with a weighted average exercise price of $3.01 per share issued pursuant to stock option plans assumed in connection with our acquisitions of InterVU, Inc., Network24 Communications, Inc., Speedera Networks, Inc., Nine Systems Corporation, Netli, Inc. and Red Swoosh Inc. No future stock options may be issued under these plans.
(3)	Includes 1,500,000 shares available for future issuance under our 1999 Employee Stock Purchase Plan. At our 2002 annual meeting of stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.
(4)	Consists of stock options issuable under the Akamai Technologies, Inc. 2001 Stock Incentive Plan, which we refer to herein as the 2001 Option Plan.

The following is a brief description of the material features of the equity compensation plan reflected in the chart above that was not approved by our stockholders:

Our 2001 Option Plan allows for a total of 5,000,000 shares of our common stock, subject to adjustment in the event of a stock split or similar event, to be issued to our consultants, advisors and employees, including individuals who have accepted offers for employment with us; however, the 2001 Option Plan excludes from participation all directors and all officers within the meaning of Section 16 of the Exchange Act and related rules. The plan provides for the granting of non-statutory stock options, restricted stock awards and other stock-based awards. A copy of the 2001 Option Plan was filed with the Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Post-Employment Compensation and Other Employment Agreements

On January 4, 2005, we entered into an employment agreement and a stock option agreement with Paul Sagan. The employment agreement provides that in addition to his annual salary, Mr. Sagan is eligible for an incentive bonus in any year that Akamai provides a bonus plan for its senior executive team. Either Akamai or Mr. Sagan may terminate the agreement upon 30 days advance written notice to the other party; provided however, that in the event Mr. Sagan is terminated for cause, Akamai may elect to pay Mr. Sagan an amount equal to 30 days of his then-current salary in lieu of providing him 30 days notice of the termination of his employment. If Mr. Sagan terminates his employment for good reason following a change in control of Akamai, as defined in the employment agreement, he shall be entitled to accelerated vesting of his options as set forth in the stock option agreement and a lump sum cash payment equal to: two years of his then-current base salary and an award equal to two times his then-applicable annual incentive bonus at target (defined as 50% of his then-current annual base salary). If Mr. Sagan’s employment is involuntarily terminated for any reason other than cause, he shall be entitled to lump sum cash payments equal to: one year of his then-current base salary; an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment; and an award of his then-applicable annual incentive bonus at target and, under certain circumstances, a matching contribution to his 401(k) account. If Mr. Sagan dies or becomes disabled, he shall receive full vesting of all of his then-outstanding RSUs and options as well as a lump sum cash payment equal to: one year of his then-current base salary; an award equal to his then-applicable annual incentive bonus at target and an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by us on his behalf in the month preceding his death or disability. In February 2008, Mr. Sagan and Akamai entered into an amendment to his employment agreement that provides for us to make additional payments to Mr. Sagan in an amount not to exceed $5.0 million if it is determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by us to or for Mr. Sagan’s benefit in connection with a change of control of Akamai and payable within the meaning of Section 280G of the Internal Revenue Code would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Each of our Named Executive Officers has entered into stock option grant agreements or RSU grant agreements that provide for acceleration of all or a portion of the applicable equity awards upon a change of control of Akamai. See “Potential Payments Upon Termination or Change in Control” below for a description of such benefits.

See “Severance Plan” under “Compensation Discussion and Analysis” above for a discussion of severance arrangements applicable to our Named Executive Officers.

Potential Payments Upon Termination or Change in Control

The chart set forth below further describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under Akamai’s severance plan and other arrangements. Payments would not be cumulative. The value of equity incentive awards for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2007. The estimates of the value of accelerated vesting of RSUs assume that the maximum performance targets reflected in the Performance-Based RSU awards will be achieved.

Name	Triggering Event	Cash Severance Payment	Stock Option Acceleration	Restricted Stock Unit Acceleration	Other Benefits
Mr. Sagan	Voluntary Separation	$0	None	None	None
	Involuntary Separation Without Cause	$800,000	12 months forward vesting of all grants, a value of $3.1 million.	None	12 times monthly premium for continued health and dental coverage; a lump- sum matching contribution to 401(k) plan for contributions made during calendar year.
	Termination for Cause	$0	None	None	None
	Termination following a Change in Control	$1,600,000	Acceleration in full of all outstanding unvested options, a value of $4.9 million.	One year forward vest of Base RSUs, a value of $0.5 million.	12 times monthly premium for continued health and dental coverage; a lump-sum matching contribution to 401(k) plan for contributions made during calendar year.
	Death or Disability	$800,000	Acceleration in full of all outstanding unvested options, a value of $4.9 million.	None	12 times monthly premium for continued health and dental coverage.

Mr. Sherman	Voluntary Separation, Death or Disability	$0	None	None	None
	Involuntary Separation Without Cause	$500,000	None	None	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0	None	None	None
	Termination following a Change in Control	$500,000	One year forward vesting of all grants, a value of $0.4 million.	One year forward vest of Base RSUs, a value of $0.5 million.	12 times the monthly premium for continued health and dental coverage.

Mr. Hughes	Voluntary Separation, Death or Disability	$0	None	None	None
	Involuntary Separation Without Cause	$700,000	None	None	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0	None	None	None
	Termination following a Change in Control	$700,000	One year forward vesting of all grants, a value of $0.9 million.	One year forward vest of Base RSUs, a value of $0.2 million.	12 times the monthly premium for continued health and dental coverage.

Mr. Schoettle	Voluntary Separation, Death or Disability	$0	None	None	None
	Involuntary Separation Without Cause	$500,000	None	None	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0	None	None	None
	Termination following a Change in Control	$500,000	One year forward vesting of all grants, a value of $0.8 million.	One year forward vest of Base RSUs, a value of $0.2 million.	12 times the monthly premium for continued health and dental coverage.

Ms. Haratunian	Voluntary Separation, Death or Disability	$0	None	None	None
	Involuntary Separation Without Cause	$336,000	None	None	12 times the monthly premium for continued health and dental coverage.
	Termination for Cause	$0	None	None	None
	Termination following a Change in Control	$336,000	One year forward vesting of all grants, a value of $0.5 million.	One year forward vest of Base RSUs, a value of $0.1 million.	12 times the monthly premium for continued health and dental coverage.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, which we refer to herein collectively as Section 16(a), requires our officers and directors, and holders of more than ten percent of a registered class of our equity securities, which we refer to herein as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of reports filed by reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K, we believe that during 2007, all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a) except that Mr. Conrades failed to report the vesting and resulting conversion of 562 DSUs into shares of common stock in August 2007 until November 2007.

PART FIVE

MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING

*   *   *

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect three Class III directors. Each of the Class III directors elected at the Annual Meeting will hold office until the 2011 annual meeting of our stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated David W. Kenny, Peter J. Kight and Frederic V. Salerno to serve as Class III directors for a term expiring at the 2011 annual meeting of our stockholders. The persons named in the enclosed proxy will vote to elect Messrs. Kenny, Kight and Salerno unless a stockholder indicates that the shares should be withheld from one or more of such nominees.

In the event that any nominee for Class III director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable or will decline to serve.

Board of Directors Recommendation

Our Board of Directors believes that approval of the election of David W. Kenny, Peter J. Kight and Frederic V. Salerno to serve as Class III directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Board of Directors has selected PricewaterhouseCoopers LLP, which we sometimes refer to as PwC, independent auditors, to audit our financial statements for the year ending December 31, 2008. PwC has audited our financial statements for each fiscal year since our inception. Although stockholder approval of the selection of PwC is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. The affirmative vote of holders of a majority of the shares of our common stock represented at the Annual Meeting is necessary to ratify the appointment of PwC as our independent auditors. In the event a majority of the shares of common stock represented at the Annual Meeting does not ratify the selection of PwC as our independent auditors, the Audit Committee will reconsider its selection. Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table summarizes the fees billed to us by PwC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2007	2006
Audit Fees (1)	$1,541	$1,287
Audit-Related Fees (2)	317	159
Tax Fees (3)	89	7
All other fees (4)	76	75
Total Fees	$2,023	$1,528

(1)	Audit fees consist of fees for the audit of our financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to our employee benefit plan audits, financial due diligence with respect to potential acquisitions, and consultations concerning financial accounting and reporting standards.
(3)	Tax fees include tax compliance and tax advice services.
(4)	All other fees include services provided to us in support of our annual information security risk assessment.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate pre-approval authority to one or more of its independent members but not to our management.

Services can be approved in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the preceding 12 months, specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the Audit Committee will require specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2007, 100% of the services provided by PwC were pre-approved by the Audit Committee.

Board of Directors Recommendation

Our Board of Directors believes that the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2008 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, electronic mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of the Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us no later than December 12, 2008 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by the Secretary at the principal executive offices of Akamai (i) no earlier than 90 days before and no later than 70 days before the first anniversary of the preceding year’s annual meeting, or (ii) if the date other annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (a) no earlier than 90 days before the annual meeting and (b) no later than 70 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2009 Annual Meeting is not so advanced or delayed, stockholders who do wish to make a proposal at the 2009 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than February 14, 2009 and no later than March 6, 2009.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,

/s/Melanie Haratunian
MELANIE HARATUNIAN
April 11, 2008	Senior Vice President, General Counsel
and Secretary

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1		Electronic Voting Instructions
ADD 2		You can vote by Internet or telephone!
ADD 3		Available 24 hours a day, 7 days a week!
ADD 4 ADD 5 ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on May 20, 2008.
Vote by Internet
• Logon to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•       Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•       Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789 12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposal 2.

1.	Election of Class III Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - David W. Kenny	☐	☐	☐	02 - Peter J. Kight	☐	☐	☐	03 -Frederic V. Salerno	☐	☐	☐

						For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Akamai Technologies, Inc. for the fiscal year ending December 31, 2008.					☐	☐	☐	To transact such other business as may properly come before the meeting.

B Non-Voting Items Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AKAMAI TECHNOLOGIES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders - May 20, 2008

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) George Conrades, Paul Sagan and Melanie Haratunian, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2008 Annual Meeting of Stockholders of Akamai Technologies, Inc. and any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

This Proxy when properly executed will be voted in the manner directed by the Undersigned Stockholder(s). If no other indication is made, the Proxies shall vote “FOR” Proposals 1 and 2.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE